Exhibit 5

Schedule of Transactions

IRS Partnership No. 19, L.P.

Date	Number of Common Shares Bought/(Sold)	Price Per Common Share in $US
05/07/12	5,000	$5.55
05/07/12	5,000	$5.52
05/07/12	5,000	$5.50
05/07/12	5,000	$5.51
05/07/12	5,000	$5.51
05/08/12	-100	$5.55
05/09/12	1,000	$5.54
05/09/12	1,000	$5.53
05/09/12	1,000	$5.53
05/09/12	1,000	$5.52
05/09/12	1,000	$5.52
05/09/12	1,000	$5.51
05/09/12	26,381	$5.50

The Leonetti/O’Connell Family Foundation

Date	Number of Common Shares Bought/(Sold)	Price Per Common Share in $US
03/26/12	-5,000	$5.81